Exhibit 99a

PRESS RELEASE DATED JUNE 19, 2003

DATE - June 19, 2003

Touch America Holdings, Inc. Files for Bankruptcy Protection

Butte, Montana - Touch America Holdings, Inc. announced today that the Company and all its subsidiaries have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the District of Delaware.

"Touch America has been struggling to become cash flow positive in this difficult economic environment," said Bob Gannon, Chairman and CEO. "Based on the continuing uncertainty about our liquidity, the Board decided that seeking bankruptcy protection was the best option to deal fairly with our creditors, customers and employees."

The Company also announced the sale of its Private Line and Dedicated Internet businesses for $28 million, subject to certain post-closing adjustments, to 360networks Corporation, a leading broadband telecom service provider backed by WL Ross & Co. The sale proceeds will be used to pay pre- and post-filing obligations.

Touch America has received a commitment for a Debtor-in-Possession credit facility for $5 million from WLR Recovery Fund II, LP, a fund managed by WL Ross & Co. This facility will add liquidity to pay vendors for post-petition goods and services and to pay employees in the ordinary course of business.

As part of the bankruptcy filing, Touch America requested from the court various measures to provide for the smooth operation of the Company. These include measures to assure that the filing has no effect on customers or on the payment of salaries, wages, and benefits to the Company's employees. Touch America will continue with its cost-cutting programs to ensure efficient and effective operations as it pursues other buyers to purchase remaining parts of the Company.

About Touch America

Touch America, Inc. is a broadband fiber-optic network and product and services telecommunications company, providing customized voice, data and video transport, as well as Internet services, to wholesale and business customers. The company provides the latest in IP, ATM and Frame Relay protocols and private line services for transporting information with speed, privacy and convenience. Touch America, Inc. is the telecommunications operating subsidiary of Touch America Holdings, Inc. More information can be found at www.tamerica.com.

Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.